EXHIBIT 99.1

Quanex Increased Cash Dividend and Declared 3 for 2 Stock Split in the Form of a Stock Dividend

HOUSTON, Dec. 2, 2004 (PRIMEZONE) -- Quanex Corporation (NYSE:NX) today announced that its Board of Directors raised the Company's common stock cash dividend by 6.5%, or $0.05 per share on an annualized basis. In a separate action, the Board declared a three for two stock split in the form of a 50% stock dividend.

"Quanex's stock split, and the increase in our cash dividend for the second time this year, are appropriate actions by the Board of Directors given record fiscal 2004 operating results, our high stock price and our very favorable business outlook," stated Raymond Jean, chairman and chief executive officer.

The increase in the quarterly cash dividend to $0.2025 is prior to giving effect to the 50% stock dividend, and $0.135 after giving effect to the 50% stock dividend. Both the cash dividend and the stock dividend are effective to shareholders of record on December 17, 2004. Both dividends will be paid on December 31, 2004.

Quanex is a $1.5 billion industry-leading manufacturer of value-added, engineered materials and components serving the Vehicular Products and Building Products markets.

Statements that use the words "expect," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing (December 29, 2003) under the Securities Exchange Act of 1934, in particular the sections titled, "Private Securities Litigation Reform Act" contained therein.

For further information, visit the Company's website at www.quanex.com.

The Quanex Corporation logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1117

CONTACT:

Quanex Corporation
Financial Contact:
  Jeff Galow, 713/877-5327
Media Contact:
  Valerie Calvert, 713/877-5305